Exhibit 10.2

(1)	Signature Industries Limited

(2)	Digital Angel Radio Communications Limited

 Business Purchase Agreement

CONTENTS

1.	INTERPRETATION	3
2.	AGREEMENT TO SELL AND PURCHASE	9
3.	ASSUMED LIABILITIES	10
4.	PURCHASE PRICE	10
5.	COMPLETION AND CONDITIONS	11
6.	WARRANTIES	11
7.	PASSING OF TITLE AND RISK AND THIRD PARTY CONSENTS	12
8.	APPORTIONMENTS	13
9.	VALUE ADDED TAX	13
10.	THE EMPLOYEES	14
11.	ACTION AFTER COMPLETION	14
12.	DATA PROTECTION	15
13.	FURTHER ASSURANCE	16
14.	ASSIGNMENT	16
15.	WHOLE AGREEMENT	16
16.	VARIATION AND WAIVER	16
17.	SEVERANCE	17
18.	THIRD PARTY RIGHTS	17
19.	COUNTERPARTS	17
20.	GOVERNING LAW AND JURISDICTION	17
SCHEDULE 1
	Assumed Liabilities
SCHEDULE 2
	Properties
SCHEDULE 3
	Contracts
SCHEDULE 4
	Customer Prepayments
SCHEDULE 5
	Creditor Schedule: Calculation of Creditors and Accounts Transferred
SCHEDULE 6
	Employees
SCHEDULE 7
	Excluded Liabilities
SCHEDULE 8
	Seller’s Actions and Obligations at Completion

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

DATE   1 March 2013

PARTIES

(1)

Signature Industries Limited a private company incorporated and registered in England and Wales with company number 02800561 whose registered office is at Units 29-31 The Base Dartford Business Park, Victoria Road, Dartford, Kent, UK, DA1 5FS ("Seller")

(2)

Digital Angel Radio Communications Limited a private company incorporated and registered in England and Wales with company number 08167109 whose registered office is at Power House, Harrison Close, Knowlhill, Milton Keynes, Buckinghamshire, UK, MK5 8PA ("Buyer")

RECITALS

The Seller has agreed to sell and the Buyer has agreed to purchase the Business (together with the Assets) as a going concern subject to and on the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION
1.1.	The definitions and rules of interpretation in this clause apply in this Agreement.

Assets

all of the assets, property or rights of the Seller relating to or connected with, or belonging to or required or intended for use in, the Business or in the Properties, including but not limited to the Business Claims, Business Information, Business Intellectual Property Rights, Contracts, Plant and Machinery, Goodwill, IT System, Records, Seller Prepayments and Stock, but excluding for the avoidance of doubt the Book Debts and the Excluded Assets

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

Assumed Liabilities	the debts, liabilities and obligations listed in Schedule 1 which are due or outstanding on or have accrued at the Effective Time, but excluding for the avoidance of doubt the Excluded Liabilities
Book Debts

all trade and other debts and amounts at the Effective Time assigned or purported to be assigned by the Seller to Bibby Invoice Discounting Limited under a recourse invoice discounting agreement entered into by the Seller and Bibby Invoice Discounting Limited on or about 8 July 2009 (“2009 Agreement”)

Business	the business of producing, hiring, selling, servicing and repairing two-way communication equipment carried on by the Seller at the Effective Time
Business Claims

all of the Seller’s rights, entitlements and claims against third parties arising directly or indirectly out of or in connection with the operation of the Business or relating to the Assets, including rights under any warranties, conditions, guarantees or indemnities or under the Sale of Goods Act 1979

Business Day	a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business
Business Information	all information, know-how and techniques (whether or not confidential and in whatever form held) which in any way relate, wholly or partly, to the Business
Business Intellectual Property Rights	Intellectual Property Rights owned, used or held for use by the Seller exclusively in, or in connection with, the Business
Business Name	Signature Communications
Cash Value	an amount equal to the Relevant Percentage of £562,000

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

Completion	the completion of the sale and purchase of the Business and the Assets in accordance with this Agreement
Completion Date	the date of this Agreement
Contracts

all contracts, arrangements, licences and other commitments relating wholly or mainly to the Business entered into, on or before, and which remain to be performed by any party to them in whole or in part at, the Effective Time including but not limited to those listed in Schedule 3

Creditor Schedule	the “Calculation of Creditors and Accounts Transferred” spreadsheet set out at Schedule 5
Assumed Trade Creditors	all trade debts and accrued charges owing by the Seller at the Effective Time to the trade creditors of the Seller if and to the extent that the same relate wholly or mainly to the Business
Customers	the customers of the Business
Customer Prepayments

any payments, prepayments or deposits made by any Customer to the Seller prior to the Effective Time in respect of products or services to be provided after the Effective Time as listed in Schedule 4 and/or made in respect of the Contracts listed in Schedule 3

Deferred Payment Date	31 March 2013
Effective Time	11:59 pm on 28 February 2013
Employees	the persons listed at Schedule 6
Encumbrance

any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, however created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

Excluded Assets	the Business Name and any stock in the possession of Custom Interconnect Limited as at the Effective Time
Excluded Liabilities

all debts, liabilities and obligations of any nature of the Seller to the extent that the same are not Assumed Liabilities, and including but not limited to: (i) any liability for Tax relating to the Business in respect of the period prior to the Effective Time for which the Seller is or will become liable whether or not such a liability for Tax has arisen at the Effective Time; and (ii) the liabilities listed in Schedule 7

Excluded Trade Creditors

all trade debts and accrued charges owing by the Seller at the Effective Time to the trade creditors of the Seller if and to the extent that the same do not relate wholly or mainly to the Business and as set out in Schedule 7

Goodwill	the goodwill, custom and connection of the Seller in relation to the Business and the right to represent itself as carrying on the Business in succession to the Seller
Intellectual Property Rights

patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

IT System

all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or in relation to the Business

Periodical Outgoings

all periodical charges and periodical outgoings of the Business or related to the Assets, including all periodical outgoings in respect of rents, rates, utilities and the Employees but excluding the Excluded Liabilities

Periodical Receipts	all rents, licence fees, royalties and other periodical receipts of the Business or related to the Assets, excluding the Book Debts
Plant and Machinery

all of the plant and machinery, furniture, utensils, templates, tooling, implements, chattels and equipment wherever situated belonging to the Seller and used or intended for use in connection with the Business

Properties	the leasehold properties, particulars of which are set out in Schedule 2
Purchase Price	has the meaning given in clause 4
Records	the books, accounts (including VAT records and returns), lists of Customers and suppliers and all the other documents, papers and records relating to the Business or any of the Assets

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

Relevant Percentage

the amount confirmed by the Seller in writing at Completion as being, immediately prior to the Effective Time and when expressed in percentage terms by reference to the total value of all Excluded Liabilities, the value of the Excluded Liabilities after deducting any liabilities due or owing to Digital Angel Corporation (by way of an example, if the total value of all Excluded Liabilities is £100 and the liabilities due or owing to Digital Angel Corporation is £80, the Relevant Percentage will be 20%)

Seller Prepayments

all prepayments and payments relating to the Business made by the Seller prior to the Effective Time in respect of products or services to be provided after the Effective Time, to the extent that the same are: (i) listed or provided for in the Creditor Schedule; and (ii) are not recorded in column “AG’ of that Creditor Schedule

Stock	the stock-in-trade of the Business at the Effective Time
Tax

all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto, and taxation means the same

TUPE	the Transfer of Undertakings (Protection of Employment) Regulations 2006
VAT	value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

VATA 1994	Value Added Tax Act 1994
Warranties	the warranties and representations set out in clause 6.

1.2.	Clause and schedule headings do not affect the interpretation of this Agreement.
1.3.

A reference to a clause or a schedule is a reference to a clause of, or schedule to, this Agreement. A reference to a paragraph is to a paragraph of the relevant schedule, and a reference to an appendix is to the relevant appendix to this Agreement.

1.4.	A person includes a corporate or unincorporated body.
1.5.	Words in the singular include the plural and in the plural include the singular.
1.6.	A reference to one gender includes a reference to the other gender.
1.7.

A reference to a statute, statutory provision or any subordinate legislation made under a statute is to such statute, provision or subordinate legislation as amended or re-enacted from time to time whether before or after the date of this Agreement and, in the case of a statute, includes any subordinate legislation made under that statute whether before or after the date of this Agreement.

1.8.	Writing or written includes faxes but not e-mail.
1.9.	Documents in agreed form are documents in the form agreed by the parties to this Agreement and initialled by them or on their behalf for identification.
1.10.	Where the words include(s), including or in particular are used in this Agreement, they are deemed to have the words “without limitation” following them.
1.11.	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	AGREEMENT TO SELL AND PURCHASE

The Seller shall sell with full title guarantee and free from all Encumbrances, and the Buyer shall buy, with effect from the Effective Time, the Assets and the Business as a going concern on the terms of this Agreement.

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

3.	ASSUMED LIABILITIES
3.1.	The Buyer shall with effect from the Effective Time:
3.1.1.	assume responsibility for and pay, satisfy or perform the Assumed Liabilities; and
3.1.2.	pay, satisfy or discharge all debts, liabilities and obligations incurred by the Buyer in connection with the Business after the Effective Time.

4.	PURCHASE PRICE
4.1.

The consideration for the Business and the Assets shall be £562,000 (the Purchase Price), to be satisfied by payment by the Buyer to the Seller in cash on the Deferred Payment Date of an amount equal to the sum certified by the Seller at the Completion Date as being the Cash Value.

4.2.

In the event that the Seller, having satisfied all of the Excluded Liabilities post-Completion, reasonably determines that the value of any Excluded Liability adopted for the purposes of calculating the Relevant Percentage was incorrect, the Seller shall immediately notify the Buyer in writing of the error and inform the Buyer of the adjusted percentage figure (“Adjusted Relevant Percentage”). The Buyer shall, in the absence of manifest error or fraud on the part of the Seller, be deemed to have accepted the Seller’s determination of the Adjusted Relevant Percentage upon delivery of such notification by the Seller.

4.3.	Following determination of the Adjusted Relevant Percentage:
4.3.1.

the Buyer shall without delay pay to the Seller (by way of additional consideration) on a pound for pound basis an amount equal to the amount by which the Cash Value would have been increased had the Adjusted Percentage Value been used to determine the Cash Value. PROVIDED ALWAYS THAT the Buyer's obligation to pay to the Seller additional consideration shall be capped at 100% of the Cash Value paid under clause 4.1; and

4.3.2.

the Seller shall without delay pay to the Buyer (by way of a reimbursement of the consideration) on a pound for pound basis an amount equal to the amount by which the Cash Value would have been reduced had the Adjusted Percentage Value been used to determine the Cash Value. PROVIDED ALWAYS THAT the Seller's obligation to pay any reimbursement of the consideration to the Buyer shall be capped at 100% of the Cash Value paid under clause 4.1 less £1 (thereby reducing the consideration to £1).

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

5.	COMPLETION AND CONDITIONS
5.1.	Subject to clause 5.3, Completion shall take place on the Completion Date.
5.2.	At Completion the Seller shall comply with its obligations set out in Schedule 8.
5.3.	Completion of this Agreement is subject to:
5.3.1.	the entry by the Buyer into an invoice discounting facility agreement in agreed form with Bibby Invoice Discounting Limited;
5.3.2.	the grant by the Buyer of a debenture in agreed form of its business and assets in favour of Bibby Financial Services Limited;
5.3.3.	the entry by the Buyer and the Seller into a deed of novation in agreed form with Bibby Invoice Discounting Limited in respect of the 2009 Agreement; and
5.3.4.	the release in agreed form by Bibby Financial Services Limited of a debenture dated 8 July 2009 over the business and assets of the Seller.

6.	WARRANTIES
6.1.	The Seller warrants and represents to the Buyer that:
6.1.1.	the Seller has good and marketable title to each Asset (whether tangible and intangible), and each Asset is legally and beneficially owned by the Seller; and
6.1.2.	there are no Encumbrances over any of the Assets, and the Seller has not agreed to create any Encumbrances over the Assets or any part of them.

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

7.	PASSING OF TITLE AND RISK AND THIRD PARTY CONSENTS
7.1.

If any third party consent is required to transfer an Asset to the Buyer and such third party consent has not been obtained prior to Completion, the Seller shall use all reasonable endeavours after Completion to obtain such consent as soon as possible following Completion and to effect any transfer or assignment or novation of that Asset at the request of the Buyer after receipt of the third party consent, and the Buyer shall cooperate with the Seller so far as is reasonable for such purposes.

7.2.

In so far as any Assets are not delivered or formally transferred, novated or assigned to the Buyer at Completion and until such time as they are formally transferred, novated or assigned to the Buyer:

7.2.1.	the Seller shall be deemed to hold all such Assets on trust for the Buyer; and
7.2.2.	to the extent permissible under law or the terms of any relevant agreement:
7.2.2.1.

the Seller shall use all reasonable endeavours to procure that the Buyer shall be entitled to the benefit, use and enjoyment of those Assets, to receive the income therefrom, and to have the right of enforcement of the Business Claims, if any, relating to those Assets; and

7.2.2.2.	the Buyer shall perform all the obligations of the Seller in respect of such Assets which are Contracts (save to the extent that any such obligations are Excluded Liabilities).
7.2.3.

If in respect of any Asset a third party consent is refused or not obtained within six months of the Completion Date the parties shall each use all reasonable endeavours to achieve an alternative solution pursuant to which the Buyer shall receive the full benefits of the relevant Asset and shall assume the associated obligations.

7.3.

Where there is a material risk that the assignment or attempted assignment of the benefit of a Contract or a Business Claim would cause a third party to repudiate such Contract or Business Claim or would constitute a breach of such Contract, this Agreement does not constitute an assignment or an attempted assignment of that Contract or Business Claim.

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

7.4.	Title to those Assets transferred at Completion shall pass to the Buyer at the Effective Time and title to those Assets transferred after Completion shall pass to the Buyer at the time of transfer.
7.5.

Risk in respect of all the Assets shall pass to the Buyer at the Effective Time save that in the event an Asset is subsequently excluded from the purchase under this Agreement under clause 7.3, the risk in that Asset shall pass back to the Seller.

8.	APPORTIONMENTS
8.1.

All Periodical Outgoings shall be apportioned by reference to the Effective Time such that the Seller shall be responsible for such part of the Periodical Outgoings that relate to the period ending on or before the Effective Time and the Buyer shall be responsible for such part of the Periodical Outgoings that relate to the period beginning after the Effective Time. All Periodical Receipts shall be apportioned between the Seller and the Buyer on a like basis.

8.2.

In the event that the Seller makes a payment after Completion (whether by direct debit or otherwise) in satisfaction of all or part of a Periodical Outgoing which under clause 8.1 is the responsibility of the Buyer, the Buyer shall promptly pay to the Seller an amount equal to such payment.

9.	VALUE ADDED TAX
9.1.	The Seller and the Buyer acknowledge that section 43(1) of VATA 1994 will apply to the sale of the Assets pursuant to this Agreement.
9.2.

If, notwithstanding clause 9.1, VAT is chargeable in connection with the transfer of the Assets under this Agreement, the Buyer shall pay the Seller the amount of that VAT immediately on receipt of the relevant VAT invoice together with a copy of confirmation from HM Revenue & Customs that VAT is payable.

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

10.	THE EMPLOYEES
10.1.

The parties acknowledge and agree that the sale pursuant to this Agreement will constitute a relevant transfer for the purposes of TUPE and, accordingly, the contracts of employment of, and collective agreements relating to, the Employees shall be transferred to the Buyer pursuant to TUPE with effect from the Effective Time.

10.2.

If any contract of employment of, or collective agreement relating to, any Employee is found or alleged not to have transferred to the Buyer at the Effective Time the parties agree they shall take all necessary steps to ensure that such contracts of employment and collective agreements shall have effect from the Effective Time as if originally made with the Buyer.

10.3.	Each of the Buyer and the Seller undertakes to the other:
10.3.1.	that it has complied with all of its obligations (as applicable) under Regulations 11 and 13 of TUPE;
10.3.2.

to indemnify and keep indemnified the other against all losses, claims, costs, charges and demands, proceedings or judgments (including without limitation, legal costs incurred in connection therewith) arising out of or in connection with any failure by it to comply with its obligations pursuant to Regulations 11 and 13 of TUPE (as applicable).

10.4.

The Buyer agrees it shall be responsible for and indemnify and keep indemnified the Seller against all costs, expenses, liabilities, claims, rights of action, compensation, awards, damages, fines, penalties, costs, expenses, interests arising from or in connection with the employment of the Employees, whether arising before or after the Effective Time.

11.	ACTION AFTER COMPLETION
11.1.	The Seller authorises the Buyer to issue, as soon as practicable after Completion,:
11.1.1.	a notice to each Customer and supplier and other relevant business contacts informing them of the transfer of the Business to the Buyer; and

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

11.1.2.	a letter to each Employee explaining that his or her employment has been transferred to the Buyer pursuant to TUPE.
11.2.

Each party shall immediately pass to the other all correspondence, information, orders, enquiries and other documentation, items and all money relating to or connected with the Business or the Assets which it receives after Completion and which belong to the other party, save that the provisions of clause 8 shall apply with regard to any payments received in respect of Periodical Receipts.

11.3.

The Seller shall give the Buyer such reasonable access during business hours to the books, accounts, records and returns of the Seller relating to or in connection with the Business as the Buyer may require (including the right to take copies and extracts on reasonable advance notice).

11.4.

The Seller shall provide and shall procure that its employees provide the Buyer with such information relating to the activities and operations of, and the products and services supplied or to be supplied by, the Business at Completion as the Buyer may request.

11.5.

The Buyer shall give the Seller such reasonable access to the Records for inspection by representatives of the Seller during business hours as the Seller may require (including the right to take copies and extracts on reasonable advance notice).

11.6.

All money and other items belonging to the Buyer, which are received by the Seller on or after the Effective Time in connection with the Business or any of the Assets, shall be held in trust for the Buyer and shall be paid promptly to the Buyer.

11.7.

All money or other items belonging to the Seller, which are received by the Buyer on or after the Effective Time in connection with the Business or any of the Assets, shall be held in trust for the Seller and shall be paid promptly to the Seller.

12.	DATA PROTECTION

The Buyer shall comply with the Data Protection Act 1998 in relation to its application to the Business and Assets after the Completion Date.

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

13.	FURTHER ASSURANCE

Each party shall (at its own expense) promptly execute and deliver all such documents, and do all such things, or procure the execution of documents and doing of such things as are required to give full effect to this Agreement and the transaction intended to be effected pursuant to it.

14.	ASSIGNMENT
14.1.	Neither party may assign or transfer any of its rights, benefits or obligations under this Agreement.
14.2.	Each party confirms that it is acting on its own behalf and on no-one else’s.

15.	WHOLE AGREEMENT
15.1.

This Agreement and the documents referred to in it constitute the whole agreement and understanding of the parties and supersedes any previous arrangements, understanding or agreement between the parties relating to the subject matter of this Agreement. Save as expressly provided, and to the extent they may be excluded by contract, this Agreement excludes any warranty, covenants, condition or undertakings which may be implied by law. The Buyer acknowledges that it has not been induced to enter into this Agreement by, and so far as permitted by law and except in the case of fraud, hereby waives any remedy in respect of, any warranties, representations, undertakings, promises or assurances not incorporated expressly into this Agreement.

15.2.	Nothing in this clause operates to limit or exclude any liability for fraud.

16.	VARIATION AND WAIVER
16.1.	Any variation of this Agreement must be in writing and signed by or on behalf of the parties.
16.2.	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given.
16.3.

No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy nor shall it prevent any future exercise or enforcement thereof.

16.4.	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy or other rights or remedies.

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

17.	SEVERANCE
17.1.

If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, that provision shall be ineffective to the extent of such illegality, invalidity or unenforceability but the other provisions shall remain in force.

17.2.

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

18.	THIRD PARTY RIGHTS

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement but all the counterparts shall together constitute the same agreement.

20.	GOVERNING LAW AND JURISDICTION
20.1.

This Agreement and any disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England and Wales.

20.2.

The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION

As witness the hands of the parties to this agreement or their duly authorised representatives on the date stated on the first page

Signed by Michael Roy Cook	/s/ Michael Cook
for and on behalf of Signature Industries Limited:	Director

Signed by Michael Roy Cook	/s/ Michael Cook
for and on behalf of Digital Angel Radio Communications Limited:	Director

Exhibit 10 2 Business Purchase Agreement EXECUTION VERSION